Exhibit 23.1

Bank of America Financial Center
601 W Riverside, Suite 430
Spokane, WA 99201
United States of America

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our audit reports dated June 8, 2010, with respect to the consolidated financial statements of U.S. Geothermal, Inc. and the effectiveness of internal control over financial reporting of U.S. Geothermal, Inc. for the year ended March 31, 2010. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ BehlerMick PS
BehlerMick PS
Spokane, Washington
November 24, 2010